Exhibit 23.2

WILMINGTON RODNEY SQUARE NEW YORK ROCKEFELLER CENTER

Norman M. Powell

P 302.571.6629

F 302.576.3328

npowell@ycst.com

September 24, 2013

Discover Bank

12 Reads Way

New Castle, Delaware 19720

Re:	Discover Card Master Trust I, Series 2007-CC
Discover Card Execution Note Trust, DiscoverSeries Notes
Forms of Opinion of Delaware Counsel to (i) Discover Bank
Regarding Perfection and Priority of Security Interests (Receivables)
And (ii) Discover Card Execution Note Trust Regarding Perfection and
Priority of Security Interests (Collateral Certificate)

Ladies and Gentlemen:

Reference is made to our two (2) forms of opinion referenced above, which forms of opinion we have provided to you on or about the date hereof. We hereby consent to (i) the filing of such forms of opinion with the U. S. Securities and Exchange Commission on or about the date hereof as one or more Exhibits to the Registration Statement on Form S-3 of Discover Bank, Discover Card Master Trust I, and Discover Card Execution Note Trust, and (ii) to the references to our firm in the prospectus included therein under the captions “The Seller, Depositor and Sponsor — Insolvency-Related Matters” and “Legal Matters”.

Very truly yours,

YOUNG CONAWAY STARGATT &
TAYLOR, LLP
By:	/s/ Norman M. Powell
Norman M. Powell, Partner

Rodney Square   •   1000 North King Street   •   Wilmington, DE 19801

P   302.571.6600   F   302.571.1253   YoungConaway.com